Exhibit 99.1

Broadwind Energy, Inc. Announces Third Quarter 2012 Results

Strategic Diversification Benefits Financial Results

Highlights:

•                  Q3 sales of $55.0 million, up 15% from prior-year quarter

•                  Adjusted EBITDA increased to $2.4 million from prior-year loss of $1.5 million, driven by gross margin expansion and operating expense reduction. Net loss narrows to $3.9 million

•                  All operating segments generated positive adjusted EBITDA in Q3

•                  Operating expenses declined to $6.2 million, or 11% of revenue, from $7.0 million, or 15% of revenue in the prior-year period

•                  Order intake of $26 million comparable to prior-year quarter.  $8 million steel content adjustment to backlog reduces reported “net” orders to $17.7 million

•                  $20 million asset-based credit facility closed during Q3, strengthens financial flexibility to support cyclical working capital needs

NAPERVILLE, Ill., November 7, 2012— Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $55.0 million for the third quarter of 2012, a 15% increase compared to $47.9 million in the third quarter of 2011.

The Company reported a net loss from continuing operations of $3.9 million or $.28 per share in the third quarter of 2012, compared to a loss of $6.6 million or $.60 per share during the third quarter of 2011. Per share amounts reflect the 1-for-10 reverse stock split that Broadwind effected on August 22, 2012, resulting in a reduction in shares outstanding to 14.1 million. The improvement in net loss was primarily due to stronger operating results from all three segments. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring) of $2.4 million during the third quarter of 2012, compared to an adjusted EBITDA loss of $1.5 million during the third quarter of 2011.

Peter C. Duprey, president and chief executive officer, stated, “Third quarter financial results improved significantly, with revenue growth of 15% and EBITDA increasing substantially both from last year’s loss and sequentially from last quarter’s positive level. Importantly, all segments achieved positive EBITDA as execution improved across the board. While certain Gearing end-markets are showing some weakening, we are seeing the ongoing benefits of our diversification, expense management and square-foot reduction initiatives.  Our Tower business is seeing good order activity, and our 2013 outlook for Towers is more positive. Our Services segment is expanding nicely, with order flow resilient overall and profitability moving in the right direction. Finally, during the quarter, we closed a $20 million working capital facility to fund our growth.”

Mr. Duprey concluded, “Broadwind Energy’s actions to diversify our customer and revenue bases, reduce our cost base through consolidation and restructuring, and increase our financial flexibility are transforming our business model, which is clearly improving our financial results. The tower orders we recently announced have reduced much of the downside in the business for 2013, and demonstrate our success at winning repeat business with new customers added in 2011.  We consider winning these orders a tremendous accomplishment given the political and regulatory uncertainty in the wind market. We remain focused for the remainder of this year on executing customer projects, continuing our consolidation efforts and cost improvements, and progressing toward sustained profitability.”

Orders and Backlog

The Company booked $17.7 million in net new orders during the third quarter, a decrease of 33% from the prior year quarter. Towers and Weldments orders, which vary considerably from quarter-to-quarter, totaled $3.1 million, net of an $8.0 million adjustment to remove materials from one tower order previously reported in backlog, for which it was subsequently agreed that the customer would supply the materials. Excluding the steel adjustment, order intake totaled $25.7 million.  Third quarter Gearing orders totaled $8.7 million, a 28% decrease from the prior year third quarter, as weaker orders from natural gas fracking and mining equipment customers were partly offset by solid order intake from other industrial customers. Services orders in the third quarter totaled $5.9 million, a 20% decrease from the prior year third quarter, which included a large blade retrofit project.

At September 30, 2012, backlog totaled $100 million, down from $137 million at June 30, 2012. Backlog is expected to increase during the fourth quarter due to the recent tower order bookings.

Segment Results

Towers and Weldments

Broadwind Energy fabricates specialty weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $37.4 million in the third quarter of 2012, compared to $29.7 million in the third quarter of 2011. Revenue increased 26% from the prior year quarter because current year production was comprised of larger, higher value towers, and tower section production volume rose 7%. Consistent with the company’s diversification strategy, industrial weldment sales rose $2.0 million from the prior-year quarter, to $2.9 million. Non-GAAP adjusted EBITDA for the third quarter was $3.1 million in 2012, compared to $1.1 million in 2011, up significantly due to the growth in revenue and the increased complexity, and therefore higher margin, of the sales mix. Towers and Weldments segment operating profit for the third quarter of 2012 was $1.7 million, compared to breakeven in 2011.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearing systems for wind, oil and gas and mining applications.

Gearing segment sales totaled $11.3 million in the third quarter of 2012, compared to $12.6 million in the third quarter of 2011. The 11% decrease was due primarily to a delay in the scheduled completion of a large, complex gearbox and lower sales to wind turbine customers, which were only partly offset by higher sales to industrial customers. Non-GAAP adjusted EBITDA for the third quarter of 2012 was $.9 million, compared to a loss of $.7 million in the prior year third quarter, with the increase resulting from growth in higher-margin industrial sales volumes, improved productivity and lower operating expenses. Gearing segment operating loss for the third quarter of 2012 improved similarly to $2.6 million, versus a loss of $3.3 million in 2011, and included $.2 million of additional expense associated with the plant consolidation project underway.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services. The Company also offers comprehensive installation support and field services to the wind industry.

Revenue from the Services segment was $6.9 million in the third quarter of 2012, compared with $6.6 million in the third quarter of 2011. This 4% increase in revenue was primarily the result of higher field activity in the southwest region and growth of sales for drivetrain services. Non-GAAP adjusted EBITDA for the third quarter improved to $.1 million, compared to a loss of $.1 million in the prior year third quarter, as a result of higher volumes and lower fixed overhead, reflecting the reduction in leased space negotiated in the second quarter. Services segment operating loss in the third quarter 2012 was $.6 million, compared to a loss of $.4 million in the third quarter of 2011.

Corporate and Other

Corporate and other expenses totaled $2.0 million in the third quarter of 2012, compared with $2.5 million in the third quarter of 2011. The modest improvement was primarily attributable to lower employee costs due to reduced headcount, and other general cost containment efforts.

On a consolidated basis, total operating expenses declined to $6.2 million, or 11% of revenue, from $7.0 million, or 15% of revenue in the prior year period.

The future income tax benefits associated with the current period loss were offset by an increase in the valuation allowance; therefore the effective federal tax rate is zero. As of the prior year-end, cumulative federal net operating loss carry-forwards totaled $136 million.

Cash and Liquidity

At September 30, 2012, cash, marketable securities and short-term investments on hand totaled $3.1 million and $2.4 million of the Company’s $20 million credit line was available.

During the quarter, operating working capital increased sharply to $39.3 million, or 18% of annualized third quarter 2012 sales. The $19.6 million increase from June 30, 2012 was due primarily to reductions in trade payables associated with steel deliveries received earlier in the year. The Company expects working capital to decrease significantly during the fourth quarter as it receives payments for towers shipped during the third quarter, and expects borrowings under its line of credit to fall below $10 million by year-end. At quarter-end, debt and capitalized lease obligations totaled $28.2 million, and the company was in compliance with all covenants.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995—that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations, revenue growth, profitability and the business of its customers; the Company’s expectations regarding its plan to restructure its operations by consolidating its operations; the Company’s tower order intake, backlog, and tower production execution and the effect of such production on the Company’s inventory, working capital and debt levels as well as the aggregate sufficiency of the Company’s working capital; the Company’s expectations regarding the state of the wind energy market, and the regulatory frameworks affecting the wind energy industry, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: Broadwind — John Segvich, 630.995.7137, john.segvich@bwen.com

LHA — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,721	$13,340
Restricted cash	330	876
Accounts receivable, net of allowance for doubtful accounts of $515 and $438 as of September 30, 2012 and December 31, 2011, respectively	28,471	25,311
Inventories, net	29,027	23,355
Prepaid expenses and other current assets	3,219	4,033
Assets held for sale	8,044	8,052
Total current assets	71,812	74,967
Property and equipment, net	81,299	87,766
Intangible assets, net	8,119	9,214
Other assets	654	944
TOTAL ASSETS	$161,884	$172,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$17,585	$1,566
Current maturities of long-term debt	349	636
Current portions of capital lease obligations	2,242	965
Accounts payable	14,338	17,358
Accrued liabilities	5,627	5,749
Customer deposits	3,908	17,328
Liabilities held for sale	4,083	4,833
Total current liabilities	48,132	48,435

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,781	4,797
Long-term capital lease obligations, net of current portions	1,116	975
Other	1,601	825
Total long-term liabilities	5,498	6,597

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,110,127 and 13,977,920 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	14	140
Additional paid-in capital	372,673	370,123
Accumulated deficit	(264,433)	(252,404)
Total stockholders’ equity	108,254	117,859
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$161,884	$172,891

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$55,045	$47,899	$165,799	$130,761
Cost of sales	52,097	47,098	158,155	124,449
Restructuring	233	89	1,038	89
Gross profit	2,715	712	6,606	6,223

OPERATING EXPENSES:
Selling, general and administrative	5,197	6,442	16,658	19,807
Intangible amortization	664	214	1,094	644
Restructuring	381	300	481	300
Total operating expenses	6,242	6,956	18,233	20,751
Operating loss	(3,527)	(6,244)	(11,627)	(14,528)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(553)	(276)	(1,053)	(845)
Other, net	148	127	758	559
Restructuring	(15)	(202)	(86)	(202)
Total other (expense) income, net	(420)	(351)	(381)	(488)

Net loss from continuing operations before provision for income taxes	(3,947)	(6,595)	(12,008)	(15,016)
(Benefit) provision for income taxes	(9)	(9)	21	24
LOSS FROM CONTINUING OPERATIONS	(3,938)	(6,586)	(12,029)	(15,040)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	(1,184)
NET LOSS	$(3,938)	$(6,586)	$(12,029)	$(16,224)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.28)	$(0.60)	$(0.86)	$(1.39)
Loss from discontinued operations	—	—	—	(0.11)
Net loss	$(0.28)	$(0.60)	$(0.86)	$(1.50)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	14,093	11,037	14,022	10,822

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,029)	$(16,224)
Loss from discontinued operations	—	1,184
Loss from continuing operations	(12,029)	(15,040)
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	12,227	10,910
Stock-based compensation	2,079	1,395
Allowance for doubtful accounts	158	542
Common stock issued under defined contribution 401(k) plan	345	150
Loss on disposal of assets	220	390
Changes in operating assets and liabilities:
Accounts receivable	(3,318)	(2,586)
Inventories	(5,672)	(13,544)
Prepaid expenses and other current assets	1,078	(411)
Accounts payable	(3,175)	806
Accrued liabilities	(110)	(1,112)
Customer deposits	(13,411)	6,822
Other non-current assets and liabilities	1,319	186
Net cash used in operating activities of continuing operations	(20,289)	(11,492)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business	375	761
Purchases of property and equipment	(3,300)	(4,134)
Proceeds from disposals of property and equipment	106	1,850
Decrease in restricted cash	546	(1,276)
Net cash used in investing activities of continuing operations	(2,273)	(2,799)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	—	11,739
Payments on lines of credit and notes payable	(24,190)	(1,055)
Proceeds from lines of credit and notes payable	36,908	2,307
Proceeds from sale-leaseback transactions	1,000	—
Payments for debt issuance costs	(630)	—
Principal payments on capital leases	(1,145)	(674)
Net cash provided by financing activities of continuing operations	11,943	12,317
DISCONTINUED OPERATIONS:
Operating cash flows	—	(829)
Financing cash flows	—	(83)
Net cash used in discontinued operations	—	(912)
Add: Cash balance of discontinued operations, beginning of period	—	530
NET DECREASE IN CASH AND CASH EQUIVALENTS	(10,619)	(2,356)
CASH AND CASH EQUIVALENTS, beginning of the period	13,340	15,331
CASH AND CASH EQUIVALENTS, end of the period	$2,721	$12,975

Supplemental cash flow information:
Interest paid, net of capitalized interest	$854	$757
Income taxes paid	$25	$34
Non-cash investing and financing activities:
Issuance of restricted stock grants	$1,307	$633
Common stock issued under defined contribution 401(k) plan	$345	$150

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$37,423	$29,684	$109,587	$82,350
Gearing	11,256	12,634	41,352	38,696
Services	6,899	6,615	16,037	10,810
Corporate and Other	(533)	(1,034)	(1,177)	(1,095)
Total revenues	$55,045	$47,899	$165,799	$130,761

OPERATING (LOSS) PROFIT:
Towers and Weldments	$1,740	$(35)	$3,306	$5,159
Gearing	(2,637)	(3,281)	(5,390)	(8,523)
Services	(570)	(413)	(3,331)	(3,862)
Corporate and Other	(2,060)	(2,515)	(6,212)	(7,302)
Total operating loss	$(3,527)	$(6,244)	$(11,627)	$(14,528)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended September 30, 2012 and 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Consolidated	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(3,527)	$(6,244)	$(11,627)	$(14,528)
Depreciation	3,530	3,432	10,495	10,266
Amortization	665	215	1,094	644
Share-based compensation and other stock payments	982	565	2,619	1,512
Other Income	148	(75)	759	358
Restructuring Expense	614	591	1,519	591
Adjusted EBITDA	$2,412	$(1,516)	$4,859	$(1,157)

	Three Months Ended September 30,		Nine Months Ended September 30,
Towers and Weldments Segment	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Profit	$1,740	$(35)	$3,306	$5,159
Depreciation	942	872	2,722	2,638
Share-based compensation and other stock payments	210	131	575	370
Other Income	171	181	529	666
Total Adjusted EBITDA (Non-GAAP)	$3,063	$1,149	$7,132	$8,833

	Three Months Ended September 30,		Nine Months Ended September 30,
Gearing Segment	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(2,637)	$(3,281)	$(5,390)	$(8,523)
Depreciation	2,157	2,254	6,485	6,853
Amortization	665	215	1,094	644
Share-based compensation and other stock payments	157	98	455	277
Other Income (Expense)	4	(252)	17	(443)
Restructuring Expense	514	291	1,362	291
Total Adjusted EBITDA (Non-GAAP)	860	(675)	4,023	(901)

	Three Months Ended September 30,		Nine Months Ended September 30,
Services Segment	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(570)	$(413)	$(3,331)	$(3,862)
Depreciation	414	263	1,237	645
Share-based compensation and other stock payments	153	44	340	110
Other Income (Expense)	(29)	(2)	209	139
Restructuring Expense	100	—	146	—
Total Adjusted EBITDA (Non-GAAP)	$68	$(108)	$(1,399)	$(2,968)

	Three Months Ended September 30,		Nine Months Ended September 30,
Corporate and Other	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(2,060)	$(2,515)	$(6,212)	$(7,302)
Depreciation	17	43	51	130
Share-based compensation and other stock payments	462	292	1,249	755
Other Income (Expense)	2	(2)	4	(4)
Restructuring Expense	—	300	11	300
Total Adjusted EBITDA (Non-GAAP)	$(1,580)	$(1,882)	$(4,897)	$(6,121)